Exhibit 11
KIMBALL INTERNATIONAL, INC.
COMPUTATION OF EARNINGS PER SHARE

As a result of the October 30, 2014 stock unification, all distinctions between Class A common stock and Class B common stock were eliminated so that all shares of Class B common stock are equal to shares of Class A common stock with respect to all matters, including without limitation, dividend payments and voting rights. Therefore, beginning in fiscal year 2016 the earnings per share calculation includes all common stock in a single calculation.

EARNINGS PER SHARE FROM CONTINUING OPERATIONS

(Unaudited)	Three Months Ended	Three Months Ended
(Amounts in Thousands, Except for Per Share Data)	September 30, 2015	September 30, 2014
		Class A	Class B	Total
Basic Earnings Per Share from Continuing Operations:
Dividends Declared	$2,071	$362	$1,541	$1,903
Undistributed Earnings (Loss)	3,551	(79)	(307)	(386)
Income from Continuing Operations	$5,622	$283	$1,234	$1,517
Average Basic Shares Outstanding	37,515	7,940	30,772	38,712
Basic Earnings Per Share from Continuing Operations	$0.15	$0.04	$0.04
Diluted Earnings Per Share from Continuing Operations:
Dividends Declared and Assumed Dividends on Dilutive Shares	$2,088	$362	$1,542	$1,904
Undistributed Earnings (Loss)	3,534	(79)	(308)	(387)
Income from Continuing Operations	$5,622	$283	$1,234	$1,517
Average Diluted Shares Outstanding	37,827	7,940	30,806	38,746
Diluted Earnings Per Share from Continuing Operations	$0.15	$0.04	$0.04
Reconciliation of Basic and Diluted EPS from Continuing Operations Calculations:
Income from Continuing Operations Used for Basic EPS Calculation	$5,622	$283	$1,234	$1,517
Assumed Dividends Payable on Dilutive Shares	17	—	1	1
Increase (Reduction) in Undistributed Earnings (Loss) - allocated based on Class A and Class B shares	(17)	—	(1)	(1)
Income from Continuing Operations Used for Diluted EPS Calculation	$5,622	$283	$1,234	$1,517
Average Shares Outstanding for Basic EPS Calculation	37,515	7,940	30,772	38,712
Dilutive Effect of Average Outstanding Compensation Awards	312	—	34	34
Average Shares Outstanding for Diluted EPS Calculation	37,827	7,940	30,806	38,746

EARNINGS PER SHARE FROM DISCONTINUED OPERATIONS

(Unaudited)	Three Months Ended	Three Months Ended
	September 30, 2015	September 30, 2014
		Class A	Class B
Basic Earnings Per Share	$0.00	$0.16	$0.17
Diluted Earnings Per Share	$0.00	$0.16	$0.17

EARNINGS PER SHARE (INCLUDING DISCONTINUED OPERATIONS)

(Unaudited)	Three Months Ended	Three Months Ended
(Amounts in Thousands, Except for Per Share Data)	September 30, 2015	September 30, 2014
		Class A	Class B	Total
Basic Earnings Per Share:
Dividends Declared	$2,071	$362	$1,541	$1,903
Undistributed Earnings	3,551	1,250	4,843	6,093
Net Income	$5,622	$1,612	$6,384	$7,996
Average Basic Shares Outstanding	37,515	7,940	30,772	38,712
Basic Earnings Per Share	$0.15	$0.20	$0.21
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$2,088	$362	$1,542	$1,904
Undistributed Earnings	3,534	1,248	4,844	6,092
Net Income	$5,622	$1,610	$6,386	$7,996
Average Diluted Shares Outstanding	37,827	7,940	30,806	38,746
Diluted Earnings Per Share	$0.15	$0.20	$0.21